Exhibit 99.3

DEMERGER PROPOSAL – VOORSTEL TOT SPLITSING
17 SEPTEMBER 2015

FE INTERIM B.V.
&
FE NEW N.V.

demerger proposal – voorstel tot splitsing

DEMERGER PROPOSAL	VOORSTEL TOT SPLITSING
The boards of directors of:	De besturen van:
1.    FE Interim B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at Via Abetone Inferiore N.4, I-41053, Maranello, Italy, registered with the Dutch trade register under number 64060438 (FE Interim); and

1. FE Interim B.V., een besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht, gevestigd te Amsterdam en kantoorhoudende te Via Abetone Inferiore N.4, I-41053, Maranello, Italië, ingeschreven in het handelsregister onder nummer 64060438 (FE Interim); en

2.    FE New N.V. (to be renamed: Ferrari N.V.), a public company under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at Via Abetone Inferiore N.4, I-41053, Maranello, Italy, registered with the Dutch trade register under number 64060977 (Acquiring Company),

2. FE New N.V. (waarvan de naam zal worden gewijzigd in Ferrari N.V.), een naamloze vennootschap naar Nederlands recht, gevestigd te Amsterdam en kantoorhoudende te Via Abetone Inferiore N.4, I-41053, Maranello, Italië, ingeschreven in het handelsregister onder nummer 64060977 (Verkrijgende Vennootschap),

FE Interim and the Acquiring Company are hereinafter together also referred to as: Demerging Companies,	FE Interim en de Verkrijgende Vennootschap worden hierna gezamenlijk aangeduid als: Splitsende Vennootschappen,
whereas,	in aanmerking nemende,
(A) none of the Demerging Companies has a supervisory board;	(A) bij geen van de Splitsende Vennootschappen is een raad van commissarissen ingesteld;
(B) the Demerging Companies have not been dissolved or declared bankrupt, nor has a suspension of payment been declared with respect to the Demerging Companies;	(B) de Splitsende Vennootschappen zijn niet ontbonden en verkeren niet in staat van faillissement, noch hebben zij surseance van betaling aangevraagd;
(C) there are no holders of shares without voting rights or shares without profit rights in the capital of FE Interim, nor are there holders of depositary receipts for shares in the capital of FE Interim that have meeting rights;

(C) er zijn geen houders van aandelen zonder stemrecht of aandelen zonder winstrecht in het kapitaal van FE Interim, noch zijn er houders van certificaten van aandelen in het kapitaal van FE Interim met vergaderrecht;

(D) none of the Demerging Companies has a works council entitled to render advice in respect of the Demerger (as defined below); and	(D) geen van de Splitsende Vennootschappen heeft een ondernemingsraad die het recht heeft om advies te geven met betrekking tot de Splitsing (zoals hierna gedefinieerd); en

#17957504    demerger proposal – voorstel tot splitsing    2

(E) there is no trade union entitled to render comments in respect of the Demerger that has amongst its members employees of (a subsidiary of) one of the Demerging Companies,
(E) er is geen vereniging van werknemers die werknemers van (een dochtermaatschappij van) één van de Splitsende Vennootschappen onder haar leden telt die het recht heeft om opmerkingen in te dienen met betrekking tot de Splitsing,

propose a demerger (Demerger) in accordance with Title 7, Book 2 of the Dutch Civil Code (DCC) at which FE Interim will continue to exist and as a consequence whereof:	stellen voor een splitsing (Splitsing) in de zin van Titel 7 van Boek 2 van het Burgerlijk Wetboek (BW) tot stand te brengen waarbij FE Interim zal blijven bestaan en als gevolg waarvan:
- the Acquiring Company will acquire a part of the assets of FE Interim under a universal title of succession; and	- de Verkrijgende Vennootschap een deel van het vermogen van FE Interim onder algemene titel zal verkrijgen; en
- the shareholders of FE Interim will be granted shares in the capital of the Acquiring Company.	- de aandeelhouders van FE Interim aandelen in het kapitaal van de Verkrijgende Vennootschap krijgen toegekend.
This Demerger proposal will be filed and published in accordance with the applicable laws and regulations. The Demerger proposal will also be made available at the registered office address of FE Interim and the Acquiring Company for inspection by whomever is entitled thereto by applicable law.

Dit voorstel tot Splitsing zal worden gedeponeerd en gepubliceerd in overeenstemming met de toepasselijke wetten en regelgeving. Het voorstel tot Splitsing zal ook beschikbaar worden gesteld ten kantore van FE Interim en de Verkrijgende Vennootschap ter inzage voor degenen die daartoe volgens toepasselijk recht gerechtigd zijn.

Pursuant to Section 2:334n DCC, the Demerger shall be executed in accordance with the relevant provisions of Dutch law and as such will become effective on the day following the day on which the notarial deed of Demerger is executed before a civil law notary, officiating in the Netherlands (Demerger Effective Date).

Ingevolge artikel 2:334n BW zal de Splitsing worden uitgevoerd in overeenstemming met de relevante bepalingen van Nederlands recht en als zodanig van kracht worden op de dag volgend op de dag waarop de notariële akte van Splitsing wordt verleden voor een notaris met plaats van vestiging in Nederland (Splitsing Effectieve Datum).

It is contemplated that prior to the Demerger Effective Date, Fiat Chrysler Automobiles N.V., a public company under Dutch law, having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 60372958 (FCA), will effect a preceding demerger in accordance with Title 7, Book 2 of the DCC to FE Interim, as a consequence whereof (i) FCA will continue to exist, (ii) FE Interim will acquire part of the assets of FCA under universal title of succession and (iii) the shareholders of FCA will become shareholders of FE Interim (Preceding Demerger).

Het voornemen bestaat dat voorafgaand aan de Splitsing Effectieve Datum, Fiat Chrysler Automobiles N.V., een naamloze vennootschap naar Nederlands recht, gevestigd te Amsterdam, ingeschreven in het handelsregister onder nummer 60372958 (FCA), een voorafgaande splitsing in de zin van Titel 7 van Boek 2 van het BW naar FE Interim tot stand zal brengen, als gevolg waarvan (i) FCA zal blijven bestaan, (ii) FE Interim een deel van het vermogen van FCA onder algemene titel zal verkrijgen en (iii) de aandeelhouders van FCA aandeelhouders van FE Interim zullen worden (Voorafgaande Splitsing).

#17957504    demerger proposal – voorstel tot splitsing    3

It is further contemplated that prior to the Demerger Effective Date, New Business Netherlands NV (as defined below) will complete a restructuring inter alia including an acquisition of all issued and outstanding shares in the capital of Ferrari S.p.A. (Restructuring).

Eveneens wordt overwogen dat voorafgaand aan de Splitsing Effectieve Datum, New Business Netherlands NV (zoals hierna gedefinieerd) een herstructurering zal voltooien onder meer inhoudende een verkrijging van alle uitgegeven en geplaatste aandelen in het kapitaal van Ferrari S.p.A. (Herstructurering).

Application will be made to list and admit the common shares in the capital of the Acquiring Company, with a nominal value of one eurocent each (Acquiring Company Common Shares), to trading on the New York Stock Exchange (NYSE) upon effectiveness of the Demerger and, on or after such date, the common shares may also be admitted to listing and trading on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. For purpose of trading on the NYSE a registration statement on Form F-1 has been prepared and filed with the U.S. Securities and Exchange Commission. Delivery of the Acquiring Company Common Shares granted pursuant to the Demerger is expected to take place within three business days following the Demerger Effective Date.

Een aanvraag zal worden ingediend om alle gewone aandelen in het kapitaal van de Verkrijgende Vennootschap, met een nominale waarde van één eurocent elk (Verkrijgende Vennootschap Gewone Aandelen), te noteren en toe te laten tot de handel op de New York Stock Exchange (NYSE) per het moment van het van kracht worden van de Splitsing en, op of na die datum, kunnen de gewone aandelen ook worden toegelaten tot de notering en handel op de Mercato Telematico Azionario georganiseerd en beheerd door Borsa Italiana S.p.A. Voor de handel op de NYSE is een registratieverklaring op Formulier F-1 voorbereid en gedeponeerd bij de U.S. Securities and Exchange Commission. Levering van de Verkrijgende Vennootschap Gewone Aandelen, toegekend als gevolg van de Splitsing, zal naar verwachting plaatsvinden binnen drie werkdagen na de Splitsing Effectieve Datum.

The data to be mentioned pursuant to the Sections 2:334f and 2:334y DCC are as follows:	De ingevolge de artikelen 2:334f en 2:334y BW te vermelden gegevens zijn de volgende:
1 Type of legal entity, name and official seat of the Demerging Companies	1 Rechtsvorm, naam en zetel van de Splitsende Vennootschappen
1.1 FE Interim	1.1 FE Interim
The private limited liability company under Dutch law FE Interim B.V., having its official seat in Amsterdam, the Netherlands.	De besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht FE Interim B.V., gevestigd te Amsterdam.
1.2 Acquiring Company	1.2 Verkrijgende Vennootschap
The public company under Dutch law FE New N.V., having its official seat in Amsterdam, the Netherlands.	De naamloze vennootschap naar Nederlands recht FE New N.V., gevestigd te Amsterdam.
2 Articles of association of FE Interim and the Acquiring Company	2 Statuten van FE Interim en van de Verkrijgende Vennootschap
2.1 FE Interim	2.1 FE Interim

#17957504    demerger proposal – voorstel tot splitsing    4

   The articles of association of FE Interim were drawn up by a deed of incorporation executed on 4 September 2015 before G.M. Portier, civil law notary officiating in Amsterdam, the Netherlands. The consecutive wording of the current articles of association is attached to this Demerger proposal as Annex A.

   De statuten van FE Interim zijn vastgesteld bij akte van oprichting verleden op 4 september 2015 voor mr. G.M. Portier, notaris met plaats van vestiging in Amsterdam. De doorlopende tekst van de huidige statuten is als Bijlage A aan dit voorstel tot Splitsing gehecht.

The articles of association of FE Interim shall not be amended in connection with the Demerger.	De statuten van FE Interim zullen ter gelegenheid van de Splitsing niet gewijzigd worden.
2.2 Acquiring Company	2.2 Verkrijgende Vennootschap
   The articles of association of the Acquiring Company were drawn up by a deed of incorporation executed on 4 September 2015 before G.M. Portier, aforementioned. The consecutive wording of the current articles of association of the Acquiring Company is attached to this Demerger proposal as Annex B.

   De statuten van de Verkrijgende Vennootschap zijn vastgesteld bij akte van oprichting verleden op 4 september 2015 voor mr. G.M. Portier, voornoemd. De doorlopende tekst van de huidige statuten van de Verkrijgende Vennootschap is als Bijlage B aan dit voorstel tot Splitsing gehecht.

   The articles of association of the Acquiring Company shall be amended in connection with the Demerger. The consecutive wording of the articles of association of the Acquiring Company as they will read following the Demerger is attached to this Demerger proposal as Annex C.

   De statuten van de Verkrijgende Vennootschap zullen ter gelegenheid van de Splitsing gewijzigd worden. De doorlopende tekst van de statuten van de Verkrijgende Vennootschap zoals zij zullen luiden na de Splitsing is als Bijlage C aan dit voorstel tot Splitsing gehecht.

3 Transfer of assets and liabilities of FE Interim	3 Overgang vermogen FE Interim
A part of the assets of FE Interim will transfer to the Acquiring Company; see below under 4. No liabilities of FE Interim will transfer to the Acquiring Company.	Een deel van het vermogen van FE Interim gaat over op de Verkrijgende Vennootschap; zie verder hierna onder 4. Er zullen geen schulden van FE Interim overgaan op de Verkrijgende Vennootschap.
4 Detailed description of the assets and liabilities that transfer to the Acquiring Company and of the assets and liabilities that remain with FE Interim	4 Nauwkeurige beschrijving van de vermogensbestanddelen die overgaan op de Verkrijgende Vennootschap en van de vermogensbestanddelen die FE Interim zal behouden
4.1 Acquiring Company	4.1 Verkrijgende Vennootschap
To the Acquiring Company will only transfer the following assets:	Op de Verkrijgende Vennootschap gaan slechts de volgende vermogensbestanddelen over:

#17957504    demerger proposal – voorstel tot splitsing    5

   - all common and special voting shares held by FE Interim at the moment the Demerger becomes effective in the capital of New Business Netherlands N.V. (to be renamed Ferrari N.V.), having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 57991561 (New Business Netherlands NV).

      alle gewone aandelen en bijzondere stemrechtaandelen gehouden door FE Interim per het moment van het van kracht worden van de Splitsing in het kapitaal van New Business Netherlands N.V. (waarvan de naam zal worden gewijzigd in Ferrari N.V.), gevestigd te Amsterdam, ingeschreven in het handelsregister onder nummer 57991561 (New Business Netherlands NV).

The description of the assets that transfer to the Acquiring Company refers to the situation as of 8 September 2015.	De beschrijving van het vermogen dat overgaat naar de Verkrijgende Vennootschap verwijst naar de situatie per 8 september 2015.
This description of the assets required pursuant to Section 2:334bb DCC is attached to this Demerger proposal as Annex D.	Deze beschrijving van het vermogen vereist op grond van artikel 2:334bb BW is aan dit voorstel tot Splitsing gehecht als Bijlage D.
4.2 FE Interim	4.2 FE Interim
Other than the assets listed under 4.1 above, all assets and liabilities of FE Interim will remain with FE Interim. No liabilities of FE Interim will transfer to the Acquiring Company.
   Met uitzondering van de vermogensbestanddelen hierboven vermeld onder 4.1, worden alle vermogensbestanddelen van FE Interim behouden door FE Interim. Er zullen geen schulden van FE Interim overgaan op de Verkrijgende Vennootschap.

The description of the assets and liabilities that remain with FE Interim refers to the situation as of 8 September 2015.	De beschrijving van het vermogen dat FE Interim zal behouden verwijst naar de situatie per 8 september 2015.
The auditor’s statement issued by KPMG Accountants N.V. pursuant to Section 2:334aa paragraph 2 DCC is attached to this Demerger proposal as Annex E.	De accountantsverklaring afgegeven door KPMG Accountants N.V. als bedoeld in artikel 2:334aa lid 2 BW is als Bijlage E aan dit voorstel tot Splitsing gehecht.
4.3 Pro forma profit and loss accounts	4.3 Pro forma winst- en verliesrekeningen
The pro forma profit and loss accounts of FE Interim and the Acquiring Company as of 30 June 2015 are attached to this Demerger proposal as Annex F1 and Annex F2 respectively.	De pro forma winst- en verliesrekeningen van FE Interim en de Verkrijgende Vennootschap per 30 juni 2015 zijn als Bijlage F1 respectievelijk Bijlage F2 aan dit voorstel tot Splitsing gehecht.
5 Value of the assets and liabilities that the Acquiring Company will acquire and value of the assets and liabilities that remain with FE Interim	5 Waarde van het vermogen dat de Verkrijgende Vennootschap zal verkrijgen en waarde van het vermogen dat FE Interim zal behouden

#17957504    demerger proposal – voorstel tot splitsing    6

   As the assets that the Acquiring Company will acquire at the Demerger do not form part of the assets of FE Interim on the date of this Demerger proposal but are held by FCA, these assets are valued in accordance with the same accounting method as applied to these assets in the proposal for the Preceding Demerger, being the historic cost price of these assets as of 8 September 2015, resulting in a value of EUR 59,150,061.60. No liabilities of FE Interim will transfer to the Acquiring Company.

   Aangezien het vermogen dat de Verkrijgende Vennootschap bij de Splitsing zal verkrijgen geen deel uitmaakt van het vermogen van FE Interim per de datum van dit voorstel tot Splitsing maar gehouden wordt door FCA, wordt dit vermogen gewaardeerd in overeenstemming met dezelfde waarderingsmethode als toepast op dit vermogen in het voorstel tot de Voorafgaande Splitsing, zijnde de historische kostprijs van dit vermogen per 8 september 2015, resulterend in een waarde van EUR 59.150.061,60. Er zullen geen schulden van FE Interim overgaan op de Verkrijgende Vennootschap.

   The value of the part of the assets and liabilities that will remain with FE Interim, established to comply with Section 2:334f paragraph 2 under (e) DCC, is EUR 16,649,915.81, or such higher amount as equals the aggregate nominal value of the shares issued by FE Interim in the Preceding Demerger, up to EUR 25,000,000, which is the maximum nominal share capital that can be issued under FE Interim’s authorized share capital. The aforementioned value has been determined on the basis of the relevant book value as per the day to which the interim financial statements as referred to in Section 2:334g paragraph 2 DCC as of 8 September 2015 of FE Interim relate, and is furthermore calculated taking into account Section 2:334g paragraph 2 third sentence DCC.

   De waarde van het deel van het vermogen dat FE Interim zal behouden, vastgesteld om te voldoen aan artikel 2:334f lid 2 sub e BW, is EUR 16.649.915,81, of een hoger bedrag gelijk aan de gezamenlijke nominale waarde van de aandelen uitgegeven door FE Interim bij de Voorafgaande Splitsing, tot een bedrag van EUR 25.000.000, zijnde het maximale nominale aandelenkapitaal dat uitgegeven kan worden binnen het maatschappelijk kapitaal van FE Interim. De voornoemde waarde is vastgesteld op basis van de relevante boekwaarde per de dag waarop de tussentijdse vermogensopstelling als bedoeld in artikel 2:334g lid 2 BW per 8 september 2015 van FE Interim betrekking heeft, en is bovendien berekend met inachtneming van artikel 2:334g lid 2 derde volzin BW.

No shares in the capital of the Acquiring Company will be allocated to FE Interim in the Demerger.	In het kader van de Splitsing worden geen aandelen in het kapitaal van de Verkrijgende Vennootschap toegekend aan FE Interim.
It is expected that as a result of the Restructuring the respective values mentioned above will change significantly.	Als gevolg van de Herstructurering zullen naar verwachting de respectievelijke waarden als hierboven vermeld significant wijzigen.
   The interim financial statements of FE Interim and the Acquiring Company as referred to in Section 2:334g paragraph 2 DCC as of 8 September 2015 are attached to this Demerger proposal as Annex G1 and Annex G2 respectively.

  De tussentijdse vermogensopstelling van FE Interim en de Verkrijgende Vennootschap als bedoeld in artikel 2:334g lid 2 BW per 8 september 2015 zijn als Bijlage G1 respectievelijk Bijlage G2 aan dit voorstel tot Splitsing gehecht.

#17957504    demerger proposal – voorstel tot splitsing    7

6 Rights and compensations at the expense of the Acquiring Company granted pursuant to Section 2:334p DCC	6 Rechten en vergoedingen ten laste van de Verkrijgende Vennootschap toegekend ingevolge artikel 2:334p BW
In connection with the 7.875% mandatory convertible security (MCS) issued by FCA in accordance with the indenture dated 16 December 2014 among FCA and The Bank of New York Mellon as trustee (Indenture) and outstanding immediately prior to the effective date of the Preceding Demerger, the holders of the MCS shall receive such number of common shares in the capital of the Acquiring Company as agreed in and determined pursuant to the terms of the Indenture, compensating them for the financial effects of the Preceding Demerger and this Demerger.

 In samenhang met het 7,875% verplicht converteerbaar effect (MCS) uitgegeven door FCA in overeenstemming met de indenture met datum 16 december 2014 tussen FCA en The Bank of New York Mellon als trustee (Indenture) en dat onmiddellijk voorafgaand aan het van kracht worden van de Voorafgaande Splitsing uitstaat, zullen de houders van de MCS een zodanig aantal gewone aandelen in het kapitaal van de Verkrijgende Vennootschap verkrijgen als overeengekomen in en bepaald volgens de voorwaarden van de Indenture, om hen te compenseren voor de financiële effecten van de Voorafgaande Splitsing en deze Splitsing.

   Since there are no persons who, in any other capacity than as shareholder, have special rights against FE Interim, no special rights and compensations will be granted at the expense of the Acquiring Company to anyone.

   Aangezien er geen personen zijn die, anders dan als aandeelhouder, speciale rechten hebben ten aanzien van FE Interim, worden er geen speciale rechten en vergoedingen aan iemand toegekend ten laste van de Verkrijgende Vennootschap.

7 Benefits to be granted to members of the boards of directors of FE Interim or the Acquiring Company or to others involved with the Demerger, in connection with the Demerger	7 Voordelen, welke in verband met de Splitsing aan leden van het bestuur van FE Interim of de Verkrijgende Vennootschap of aan anderen betrokken bij de Splitsing worden toegekend.
   No benefits will be granted to members of the boards of directors of FE Interim or the Acquiring Company or to others involved with the Demerger, other than in such person’s capacity as shareholder of FE Interim.

Er worden geen voordelen toegekend aan leden van het bestuur van FE Interim of de Verkrijgende Vennootschap of aan anderen betrokken bij de Splitsing, anders dan aan anderen in hoedanigheid van aandeelhouder van FE Interim.

8 Intentions with regard to the composition of the boards of directors of the Demerging Companies after the Demerger	8 Voornemens over de samenstelling van het bestuur van de Splitsende Vennootschappen na de Splitsing
8.1 FE Interim	8.1 FE Interim
The current composition of the board of directors of FE Interim is as follows:	De huidige samenstelling van het bestuur van FE Interim is als volgt:
executive directors: - Richard Keith Palmer; and - Fabio Spirito,	uitvoerende bestuurders: - Richard Keith Palmer; en - Fabio Spirito,

#17957504    demerger proposal – voorstel tot splitsing    8

non-executive director: - Ferrante Zileri Dal Verme.	niet-uitvoerende bestuurder: - Ferrante Zileri Dal Verme.
There is no intention to change the composition of the board of directors of FE Interim after the Demerger.	Er bestaat geen voornemen na de Splitsing wijziging te brengen in de samenstelling van het bestuur van FE Interim.
8.2 Acquiring Company	8.2 Verkrijgende Vennootschap
The current composition of the board of directors of the Acquiring Company is as follows:	De huidige samenstelling van het bestuur van de Verkrijgende Vennootschap is als volgt:
executive directors: - Alessandro Gili; and - Giorgio Fossati,	Uitvoerende bestuurders: - Alessandro Gili; en - Giorgio Fossati,
non-executive director: - Carlo Daneo.	niet-uitvoerende bestuurder: - Carlo Daneo.
It is the intention to change the composition of the board of directors of the Acquiring Company in connection with the Demerger.	Het voornemen bestaat wijziging te brengen in de samenstelling van het bestuur van de Verkrijgende Vennootschap in verband met de Splitsing.
9 Date as of which the financial data regarding the part of the assets and liabilities of FE Interim that will transfer to the Acquiring Company will be accounted for in the annual accounts of the Acquiring Company

9 Tijdstip met ingang waarvan de financiële gegevens met betrekking het gedeelte van het vermogen van FE Interim dat zal overgaan op de Verkrijgende Vennootschap zullen worden verantwoord in de jaarstukken van de Verkrijgende Vennootschap

   The financial data of FE Interim will as for the part of its assets that will transfer to the Acquiring Company be accounted for in the annual accounts of the Acquiring Company as of 1 January 2016. No liabilities of FE Interim will transfer to the Acquiring Company.

   De financiële gegevens van FE Interim zullen voor het gedeelte van haar vermogen dat zal overgaan op de Verkrijgende Vennootschap worden verantwoord in de jaarstukken van de Verkrijgende Vennootschap per 1 januari 2016. Er zullen geen schulden van FE Interim overgaan op de Verkrijgende Vennootschap.

10 Proposed measures in connection with the acquisition by the shareholders of FE Interim of shares in the capital of the Acquiring Company	10 Voorgenomen maatregelen in verband met de verkrijging door de aandeelhouders van FE Interim van aandelen in het kapitaal van de Verkrijgende Vennootschap
The shares in the capital of the Acquiring Company to be granted in connection with the Demerger will be in the form of registered shares.	De aandelen in het kapitaal van de Verkrijgende Vennootschap die worden toegekend in verband met de Splitsing, worden uitgegeven in vorm van aandelen op naam.

#17957504    demerger proposal – voorstel tot splitsing    9

   The Acquiring Company Common Shares (as defined below) to be granted in connection with the Demerger are expected to be delivered to the beneficiaries in book entry form through the direct registration system facilitated by the Depositary Trust Company, a limited purpose trust company under New York law, within three business days following the Demerger Effective Date.

De Verkrijgende Vennootschap Gewone Aandelen (zoals hieronder gedefinieerd) die worden toegekend in verband met de Splitsing, worden naar verwachting geleverd aan de begunstigden in girale vorm door middel van een direct registratie systeem, gefaciliteerd door de Depositary Trust Company, een trustmaatschappij voor een bepaald doel naar het recht van New York, binnen drie werkdagen na de Splitsing Effectieve Datum.

   The granting of Acquiring Company Special Voting Shares (as defined below) in connection with the Demerger will be registered in the shareholder’s register of the Acquiring Company upon the Demerger becoming effective.

De toekenning van Verkrijgende Vennootschap Bijzondere Stemrechtaandelen (zoals hieronder gedefinieerd) in samenhang met de Splitsing, zal worden geregistreerd in het aandeelhoudersregister van de Verkrijgende Vennootschap per het moment van het van kracht worden van de Splitsing.

   A holder of a right of pledge or usufruct in shares in the capital of FE Interim shall acquire the same right in respect of the shares in the capital of the Acquiring Company acquired by the relevant holder of that share pursuant to the deed of Demerger with due regard to the Exchange Ratio (as defined below).

   Een houder van een pandrecht of vruchtgebruik op aandelen in het kapitaal van FE Interim zal eenzelfde recht verkrijgen ten aanzien van de aandelen in het kapitaal van de Verkrijgende Vennootschap verkregen door de houder van dat aandeel als gevolg van de akte van Splitsing met inachtneming van de Ruilverhouding (zoals hierna gedefinieerd).

   The Acquiring Company will adopt terms and conditions which will apply to the issuance, allocation, acquisition, holding, repurchase and transfer of the Acquiring Company Common Shares and the Acquiring Company Special Voting Shares (both as defined below), substantially in the form (without annexes) attached as Annex H.

De Verkrijgende Vennootschap zal voorwaarden vaststellen die van toepassing zullen zijn op de uitgifte, toekenning, verkrijging, het houden, de inkoop en levering van de Verkrijgende Vennootschap Gewone Aandelen en de Verkrijgende Vennootschap Bijzondere Stemrechtaandelen (allebei zoals hierna gedefinieerd), substantieel in de vorm (zonder bijlagen) aangehecht als Bijlage H.

11 Intentions involving continuance or termination of activities	11 Voornemens omtrent voortzetting of beëindiging van activiteiten
   The activities of FE Interim relating to the assets of FE Interim that the Acquiring Company will acquire in the Demerger will be continued by the Acquiring Company in all material respects, including any changes currently contemplated by FE Interim.

   De activiteiten van FE Interim ten aanzien van het vermogen van FE Interim dat de Verkrijgende Vennootschap zal verkrijgen bij de Splitsing zullen worden voortgezet door de Verkrijgende Vennootschap in elk materieel opzicht, inclusief elke wijziging op dit moment voorzien door FE Interim.

12 Approval of the resolution to effect the Demerger	12 Goedkeuring van het besluit tot Splitsing

#17957504    demerger proposal – voorstel tot splitsing    10

12.1 FE Interim	12.1 FE Interim
   The resolution to effect the Demerger has to be adopted by the general meeting of shareholders of FE Interim. The resolution to effect the Demerger is not subject to the approval of any other corporate body of FE Interim or governmental authority.

   Het besluit tot Splitsing moet door de algemene vergadering van aandeelhouders van FE Interim worden genomen. Het besluit tot Splitsing is niet onderworpen aan de goedkeuring van enig ander orgaan van FE Interim noch van enig overheidsorgaan.

12.2 Acquiring Company	12.2 Verkrijgende Vennootschap
   The resolution to effect the Demerger has to be adopted by the general meeting of shareholders or the board of directors of the Acquiring Company. The resolution to effect the Demerger is not subject to the approval of any other corporate body of the Acquiring Company or governmental authority.

   Het besluit tot Splitsing moet door de algemene vergadering van aandeelhouders of het bestuur van de Verkrijgende Vennootschap worden genomen. Het besluit tot Splitsing is niet onderworpen aan de goedkeuring van enig ander orgaan van de Verkrijgende Vennootschap noch van enig overheidsorgaan.

13 Effects of the Demerger on the goodwill and the distributable reserves of the Acquiring Company and FE Interim	13 Invloed van de Splitsing op de grootte van de goodwill en de uitkeerbare reserves van de Verkrijgende Vennootschap en FE Interim
The Demerger will take place on the basis of the book value and will therefore have no goodwill impact.	De Splitsing zal plaatsvinden op basis van de boekwaarde en zal hierdoor geen invloed hebben op de grootte van de goodwill.
   To the extent that the Acquiring Company must maintain reserves pursuant to Dutch law or its articles of association, as a result of the Demerger, the freely distributable reserves of the Acquiring Company will increase with the difference between (i) the value of the assets of FE Interim that the Acquiring Company will acquire in the Demerger and (ii) the aggregate nominal value of the shares in the capital of the Acquiring Company allocated in the Demerger plus the reserves the Acquiring Company must maintain pursuant to Dutch law and its articles of association.

   Voor zover de Verkrijgende Vennootschap reserves krachtens Nederlands recht of haar statuten moet aanhouden, zullen als gevolg van de Splitsing de vrij uitkeerbare reserves van de Verkrijgende Vennootschap toenemen met het verschil tussen (i) de waarde van het vermogen van FE Interim dat de Verkrijgende Vennootschap bij de Splitsing zal verkrijgen en (ii) de gezamenlijke nominale waarde van de aandelen in het kapitaal van de Verkrijgende Vennootschap toegekend bij de Splitsing vermeerderd met de reserves die de Verkrijgende Vennootschap krachtens Nederlands recht en haar statuten moet aanhouden.

   Pursuant to Section 2:334q paragraph 4 DCC, following the Demerger the Acquiring Company must create reserves pursuant to Dutch law in the same way as FE Interim had to maintain such reserves, unless there is no longer any further legal basis for maintaining the same.

   Ingevolge artikel 2:334q lid 4 BW, moet de Verkrijgende Vennootschap reserves krachtens Nederlands recht vormen op dezelfde wijze als FE Interim deze reserves moest aanhouden, tenzij hiervoor niet langer enige wettelijke basis is.

#17957504    demerger proposal – voorstel tot splitsing    11

   As a result of the Demerger, the freely distributable reserves of FE Interim will decrease with the difference between (i) the value of the assets of FE Interim that the Acquiring Company will acquire in the Demerger and (ii) the reserves that FE Interim following the Demerger no longer has to maintain pursuant to Dutch law.

   Als gevolg van de Splitsing, zullen de vrij uitkeerbare reserves van FE Interim afnemen met het verschil tussen (i) de waarde van het vermogen van FE Interim dat de Verkrijgende Vennootschap bij de Splitsing zal verkrijgen en (ii) de reserves die FE Interim als gevolg van Splitsing niet langer krachtens Nederlands recht hoeft aan te houden.

14 The exchange ratio of the shares. No cash payments	14 De ruilverhouding van de aandelen. Geen betalingen in contanten
As a result of the Demerger, the Acquiring Company shall acquire part of the assets of FE Interim as described in paragraph 4 (Demerger Assets) and the value of the Acquiring Company as per the Demerger Effective Date will equal the value of the Demerger Assets immediately preceding the Demerger Effective Date. In view thereof the following exchange ratio (Exchange Ratio), based on the nominal value of the shares in the Acquiring Company and FE Interim, with any excess being considered non-obliged share premium, shall apply:

 Als gevolg van de Splitsing, zal de Verkrijgende Vennootschap een deel van het vermogen van FE Interim verkrijgen zoals nader omschreven in paragraaf 4 (Splitsing Vermogen) en de waarde van de Verkrijgende Vennootschap per de Splitsing Effectieve Datum zal gelijk zijn aan de waarde van het Splitsing Vermogen onmiddellijk voorafgaand aan de Splitsing Effectieve Datum. In dat verband zal de volgende ruilverhouding (Ruilverhouding) worden toegepast, gebaseerd op de nominale waarde van de aandelen in de Verkrijgende Vennootschap en FE Interim, waarbij enige overwaarde wordt beschouwd als niet-bedongen agio:

   (a) the holders of common shares in the capital of FE Interim (FE Interim Common Shares) will receive common shares in the Acquiring Company (Acquiring Company Common Shares) in accordance with an exchange ratio of one Acquiring Company Common Share for each ten FE Interim Common Shares held by them at the Demerger Effective Date; and

(a) de houders van gewone aandelen in het kapitaal van FE Interim (FE Interim Gewone Aandelen) zullen gewone aandelen in de Verkrijgende Vennootschap (Verkrijgende Vennootschap Gewone Aandelen) verkrijgen conform een ruilverhouding van één Verkrijgende Vennootschap Gewoon Aandeel voor elke tien FE Interim Gewone Aandelen gehouden door hen op de Splitsing Effectieve Datum; en

#17957504    demerger proposal – voorstel tot splitsing    12

   (b) the holders of special voting shares in the capital of FE Interim (FE Interim Special Voting Shares) will receive special voting shares in the Acquiring Company (Acquiring Company Special Voting Shares) in accordance with an exchange ratio of one Acquiring Company Special Voting Share for each ten FE Interim Special Voting Shares held by them at the Demerger Effective Date.

(b) de houders van bijzondere stemrechtaandelen in het kapitaal van FE Interim (FE Interim Bijzondere Stemrechtaandelen) zullen bijzondere stemrechtaandelen in de Verkrijgende Vennootschap (Verkrijgende Vennootschap Bijzondere Stemrechtaandelen) verkrijgen conform een ruilverhouding van één Verkrijgende Vennootschap Bijzonder Stemrechtaandeel voor elke tien FE Interim Bijzondere Stemrechtaandelen gehouden door hen op de Splitsing Effectieve Datum.

As (i) the aggregate value of ten FE Interim Common Shares and one Acquiring Company Common Share immediately after the Demerger equals the value of ten FE Interim Common Shares immediately prior to the Demerger and (ii) the aggregate value of ten FE Interim Special Voting Shares and one Acquiring Company Special Voting Share immediately after the Demerger equals the value of ten FE Interim Special Voting Shares immediately prior to the Demerger, the above Exchange Ratio has been applied. No cash payments shall be made by the Acquiring Company in connection with the Exchange Ratio. One or more intermediaries will aggregate fractional entitlements into whole shares in the capital of the Acquiring Company and sell such shares with payment of the proceeds being distributed to the beneficial holders of such entitlements.

Aangezien (i) de gezamenlijke waarde van tien FE Interim Gewone Aandelen en één Verkrijgende Vennootschap Gewoon Aandeel onmiddellijk na de Splitsing, gelijk is aan de waarde van tien FE Interim Gewone Aandelen onmiddellijk voorafgaand aan de Splitsing en (ii) de totale waarde van tien FE Interim Bijzondere Stemrechtaandelen en één Verkrijgende Vennootschap Bijzonder Stemrechtaandeel onmiddellijk na de Splitsing, gelijk is aan de waarde van één FE Interim Bijzonder Stemrechtaandeel onmiddellijk voorafgaand aan de Splitsing, is bovengenoemde Ruilverhouding toegepast. Er zullen geen betalingen in contanten worden gedaan door de Verkrijgende Vennootschap in verband met de Ruilverhouding. Eén of meer tussenpersonen zullen gedeeltelijke aanspraken samenvoegen tot hele aandelen in het kapitaal van de Verkrijgende Vennootschap en zullen deze aandelen verkopen met uitbetaling van de verkoopopbrengst aan de begunstigden van zulke aanspraken.

15 Date as of which the shareholders of FE Interim will share in the profits of the Acquiring Company	15 Datum waarop de aandeelhouders van FE Interim zullen delen in de winst van de Verkrijgende Vennootschap

#17957504    demerger proposal – voorstel tot splitsing    13

   As of the Demerger Effective Date, (i) each holder of FE Interim Common Shares will share in any distribution of profits by the Acquiring Company in proportion to the relevant participation in the aggregate issued and outstanding common share capital of the Acquiring Company to which holders of Acquiring Company Common Shares are entitled and (ii) each holder of FE Interim Special Voting Shares will share in any distribution of profits by the Acquiring Company in proportion to the relevant participation in the aggregate issued and outstanding special voting share capital of the Acquiring Company to which holders of Acquiring Company Special Voting Shares are entitled. No particular rights to dividends will be granted in connection with the Demerger.

   Per de Splitsing Effectieve Datum, zal (i) elke houder van FE Interim Gewone Aandelen delen in elke uitkering van winst door de Verkrijgende Vennootschap naar evenredigheid van het relevante gedeelte van het gehele geplaatste en uitstaande gewone aandelenkapitaal van de Verkrijgende Vennootschap waartoe de houders van Verkrijgende Vennootschap Gewone Aandelen gerechtigd zijn en (ii) elke houder van FE Interim Bijzondere Stemrechtaandelen delen in elke uitkering van winst door de Verkrijgende Vennootschap naar evenredigheid van het relevante gedeelte van het gehele geplaatste en uitstaande bijzondere stemrechtaandelenkapitaal waartoe de houders van Verkrijgende Vennootschap Bijzondere Stemrechtaandelen gerechtigd zijn. Geen bijzondere rechten op dividend worden toegekend in verband met de Splitsing.

16 Shares to be cancelled pursuant to Section 2:334x paragraph 3 DCC	16 In te trekken aandelen ingevolge artikel 2:334x lid 3 BW
Not applicable.	Niet van toepassing.
17 The consequences for holders of non-voting shares or shares without profit sharing rights	17 De gevolgen voor houders van stemrechtloze aandelen of winstrechtloze aandelen
Not applicable because FE Interim does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien FE Interim geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.
18 The amount of compensation for a share pursuant to Section 2:334ee1 DCC	18 Het bedrag van de schadevergoeding voor een aandeel ingevolge artikel 2:334ee1 BW
Not applicable because FE Interim does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien FE Interim geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.
19 The maximum amount for which compensation may be requested pursuant to Section 2:334ee1 DCC	19 Het maximumbedrag aan schadevergoeding dat kan worden verzocht ingevolge artikel 2:334ee1 BW
Not applicable because FE Interim does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien FE Interim geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.
20 Auditor's statement on the proposed Exchange Ratio	20 Accountantsverklaring op de voorgestelde Ruilverhouding

#17957504    demerger proposal – voorstel tot splitsing    14

KPMG Accountants N.V. has issued a statement as referred to in Section 2:334aa paragraph 1 DCC. This statement is attached to this Demerger proposal as Annex I.	KPMG Accountants N.V. heeft een verklaring als bedoeld in artikel 2:334aa lid 1 BW afgegeven. Deze verklaring is als Bijlage I aan dit voorstel tot Splitsing gehecht.
21 Signing formalities and governing law	21 Ondertekeningsformaliteiten en toepasselijk recht
Pursuant to Section 2:334f DCC this Demerger proposal will have to be signed by each member of the boards of directors of FE Interim and the Acquiring Company.	Ingevolge artikel 2:334f BW moet dit voorstel tot Splitsing ondertekend worden door elk lid van het bestuur van FE Interim en de Verkrijgende Vennootschap.
   This Demerger proposal is governed by, and interpreted in accordance with, Dutch law. In the event of a conflict between the Dutch and English version of this Demerger proposal, the Dutch version will prevail.

   Dit voorstel tot Splitsing wordt beheerst door, en geïnterpreteerd in overeenstemming met, Nederlands recht. Ingeval van tegenstrijdigheid tussen de Nederlandse en Engelse versie van dit voorstel tot Splitsing, zal de Nederlandse versie voorgaan.

(signature pages follow)	(handtekeningenpagina volgt)

#17957504    demerger proposal – voorstel tot splitsing    15

SIGNATURE PAGE – HANDTEKENINGPAGINA
Board of directors of FE Interim B.V.

____________________________________		____________________________________
Name:	Richard Palmer	Name:	Fabio Spirito
Title:	executive director	Title:	executive director
____________________________________
Name:	Ferrante Zileri Dal Verme
Title:	non-executive director
Board of directors of FE New N.V.

____________________________________		____________________________________
Name:	Alessandro Gili	Name:	Giorgio Fossati
Title:	executive director	Title:	executive director
____________________________________
Name:	Carlo Daneo
Title:	non-executive director

demerger proposal – voorstel tot splitsing

#17957504    demerger proposal – voorstel tot splitsing    17

ANNEX A
Current articles of association FE Interim B.V.

demerger proposal – voorstel tot splitsing

ANNEX B
Current articles of association FE New N.V.

demerger proposal – voorstel tot splitsing

ANNEX C
Proposed articles of association FE New N.V.

demerger proposal – voorstel tot splitsing

ANNEX D
Description
Section 2:334bb DCC

demerger proposal – voorstel tot splitsing

ANNEX E
Auditor’s statement KPMG
Section 2:334aa paragraph 2 DCC

demerger proposal – voorstel tot splitsing

ANNEX F1
Pro forma FE Interim B.V.
ANNEX F2
Pro forma FE New N.V.

demerger proposal – voorstel tot splitsing

ANNEX G1
Interim financial statement FE Interim B.V.
ANNEX G2
Interim financial statement FE New N.V.

demerger proposal – voorstel tot splitsing

ANNEX H
Terms and conditions

demerger proposal – voorstel tot splitsing

ANNEX I
Auditor’s Statement KPMG
Section 2:334aa paragraph 1 DCC

demerger proposal – voorstel tot splitsing